TII NETWORK TECHNOLOGIES REPORTS THIRD QUARTER 2010 RESULTS;
ACHIEVES RECORD SALES FOR THE THREE AND NINE MONTHS

EDGEWOOD, NY – November 15, 2010 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three and nine months ended September 30, 2010.

Net sales for the three months ended September 30, 2010 were $18,625,000 compared to $7,460,000 in the comparable prior year period, an increase of $11,165,000 or 150%.  Net sales for the nine months ended September 30, 2010 were $36,713,000 compared to $19,703,000 in the comparable prior year period, an increase of $17,010,000 or 86%.  The sales growth was primarily due to the sales from our newly acquired Copper Products Division (“CPD”), which Tii acquired from Porta Systems Corp. in May 2010, increased sales to existing customers and sales to new customers from market share gains made in the fourth quarter of last year.  Sales from the newly acquired CPD totaled $7,530,000 and $9,400,000 during the three and nine months ended September 30, 2010, respectively, accounting for 67% and 55% of the total sales increase for the three and nine month periods, respectively.

Operating income for the three months ended September 30, 2010 was $1,308,000 compared to $90,000 in the comparable prior year period, an increase of $1,218,000.   The increase is primarily attributable to a $2,497,000 increase in gross profit as a result of the increase in sales, partially offset by a $1,279,000 increase in operating expenses.  Operating income for the nine months ended September 30, 2010 was $2,388,000 compared to an operating loss of $24,000 in the comparable prior year period, an improvement of $2,412,000.   The improvement is primarily attributable to a $4,981,000 increase in gross profit as a result of the increase in sales, partially offset by a $2,569,000 increase in operating expenses.

The increases in operating expenses in the 2010 periods from the 2009 periods were primarily attributable to additional salaries and related benefits resulting from the CPD acquisition, an increase in commissions resulting from the increase in sales, and transaction and integration costs of approximately $96,000 and $840,000 incurred during the three and nine months ended September 30, 2010, respectively, in connection with the CPD acquisition.  Under revised guidance on accounting for business combinations, all acquisition costs are expensed as incurred instead of constituting part of the purchase price of the acquired business.

Net income for the three months ended September 30, 2010 was $815,000, or $0.06 per diluted share, compared to $104,000, or $0.01 per diluted share, for the same prior year period, an increase of $711,000.  The current quarter results include a tax provision of $511,000 compared to a $13,000 tax benefit in the same prior year period.  Net income for the nine months ended September 30, 2010 was $1,470,000, or $0.10 per diluted share, compared to net loss of $81,000, or $0.01 per diluted share, for the same prior year period, an improvement of $1,551,000.  The results for the nine months ended September 30, 2010 include a tax provision of $945,000 compared to $62,000 in the same prior year period.  Our income tax provision for each period consists of amounts necessary to align our year-to-date tax provision with the effective tax rate we expect for the full year.  That rate differs from the U.S. statutory rate primarily as a result of the non-deductibility of certain share-based compensation expense for income tax purposes that has been recognized for financial statement purposes, a foreign tax rate differential and state taxes.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “The third quarter sales level of $18.6 million represents the highest in the company’s history, and an increase of 150% over the prior year period.  Our operating income for the quarter was also up significantly to $1.3 million compared to $90,000 in the prior year period and, excluding legal settlement payments received in a quarter many years ago, also represents the highest in the Company’s history.

The quarter’s increased sales level results from incremental business from our recent acquisition, which accounted for 67% of the increase, as well as an increase in sales of our historical products.  Our business was strong across all of our product lines this past quarter due to the improved economy and the continued replenishment of supply chains by our customers.

The integration of the Copper Products Division continues to go as planned, the associated costs are diminishing and we expect to be substantially complete by year-end.  As we expected, our margins as a percent of sales were down for the quarter but with the critical integration issues behind us, we will now be able to increase our efforts on improving operating efficiencies.

We are very pleased with the tangible benefits we are realizing from our recent acquisition which has increased our business base, broadened our product lines and increased our sales channels.  These new sales, together with strength in our core business, have combined for record results this quarter confirming that we are successfully executing the right strategy.”

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to the service providers in the communications industry for use in their networks.  Our products are typically found in the Telco Central Office, outdoors in the service providers’ distribution network, at the interface where the service providers’ network connects to the users’ network, and inside the users’ home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors.  We undertake no obligation to update any forward-looking statement to reflect future events. Among those factors are:

Relating specifically to our recent acquisition:
•	our ability to successfully complete the integration of the acquired products and sales force into our business;
•	our ability to execute our plans with our manufacturing partner to improve gross margins of the acquired products; and
•	the stability of the Pound Sterling and Mexican Peso relative to the U.S. dollar exchange rate.

Relating to our overall business:
•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•
potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that may be impacted by the current economic climate, particularly in the United States;

•	pressures from customers to reduce pricing without achieving a commensurate reduction in costs;
•
the ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	the ability to obtain raw materials and components used in manufacturing our products given the supply shortages of these items resulting from increased economic activity;
•	competition in our principal market and new markets into which we have been seeking to expand;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customers and our ability to win new contracts;
•	dependence on third parties for certain product development;
•
dependence for products and product components from Pacific Rim and Mexican contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs, including wages, and changes in the valuation of the Chinese Yuan and Mexican Peso;

•	weather and similar conditions, including the effect of typhoons or hurricanes on our assembly facilities in the Pacific Rim and Mexico, which can disrupt production;

•
the effect of hurricanes in the United States which can effect the demand for our products and the effect of harsh winter conditions in the United States which can temporarily disrupt the installation of certain of our products by Telcos;

•	the ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

We undertake no obligation to update any forward-looking statement to reflect events after the date of this Report.

CONTACT:

Tii Network Technologies, Inc.
(631) 789-5000
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-- Statistical Tables Follow --

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net sales	$18,625	$7,460	$36,713	$19,703
Cost of sales	13,905	5,237	25,139	13,110
Gross profit	4,720	2,223	11,574	6,593

Operating expenses:
Selling, general and administrative (including acquisition-related expenses of $96 and $840 in the three and nine months ended September 30, 2010, respectively)	2,788	1,767	7,690	5,417
Research and development	624	366	1,496	1,200
Total operating expenses	3,412	2,133	9,186	6,617

Operating income (loss)	1,308	90	2,388	(24)

Foreign currency transaction gain	18	-	18	-
Interest expense	-	(3)	-	(5)
Interest income	-	4	9	10

Income (loss) before income taxes	1,326	91	2,415	(19)

Income tax provision (benefit)	511	(13)	945	62

Net income (loss)	$815	$104	$1,470	$(81)

Foreign currency translation adjustment	62	-	141	-

Comprehensive income (loss)	$877	$104	$1,611	$(81)

Net income (loss) per common share:
Basic	$0.06	$0.01	$0.11	$(0.01)

Diluted	$0.06	$0.01	$0.10	$(0.01)

Weighted average common shares outstanding:
Basic	13,712	13,595	13,662	13,577
Diluted	14,361	13,846	14,220	13,577

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,393	$5,129
Certificate of deposit	-	7,000
Accounts receivable, net of allowance of $86 and $82 at September 30, 2010 and December 31, 2009, respectively	11,490	3,468
Other receivable	605	-
Inventories, net	12,555	8,044
Deferred tax assets, net	1,445	1,100
Other current assets	988	235
Total current assets	28,476	24,976

Property, plant and equipment, net	9,271	8,020
Deferred tax assets, net	7,193	7,791
Intangible assets, net	1,007	-
Goodwill	5,469	-
Other assets, net	208	175
Total assets	$51,624	$40,962

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,054	$2,429
Accrued liabilities	2,079	688
Other current liabilities	492	-
Total current liabilities	11,625	3,117

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized; 14,503,484 shares issued and 14,485,847 shares outstanding as of September 30, 2010, and 14,240,853 shares issued and 14,223,216 shares outstanding as of December 31, 2009	145	143
Additional paid-in capital	43,591	43,050
Accumulated deficit	(3,597)	(5,067)
Accumulated other comprehensive income - foreign currency translation	141	-
	40,280	38,126
Less: Treasury shares, at cost, 17,637 common shares at September 30, 2010 and December 31, 2009	(281)	(281)
Total stockholders' equity	39,999	37,845

Total liabilities and stockholders' equity	$51,624	$40,962